Exhibit 4.1
STOCK TRANSFER RESTRICTION AGREEMENT
     This STOCK TRANSFER RESTRICTION AGREEMENT (this “Agreement”), dated as of July 6, 2006, is made by and between (a) Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and (b) National City Bank, solely in its capacity as trustee (the “VEBA Trustee”) under the VEBA Trust (as defined below), and is agreed to by Independent Fiduciary Services, Inc., in its capacity as independent fiduciary (the “Independent Fiduciary”) of the Retiree Plan (as defined below) with respect to Discretionary Management (as defined below) of the Company’s common stock, par value $0.01 per share (the “New Common Stock”), held by the VEBA Trust.
RECITALS
     WHEREAS, pursuant to (a) the Joint Plan of Reorganization of the Company, Kaiser Aluminum & Chemical Corporation (“KACC”) and certain of their debtor affiliates (the “Plan”) filed pursuant to Section 1121(a) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) and confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation order was affirmed by an order of the United States District Court for the District of Delaware entered on May 11, 2006, and (b) those certain agreements entered into between KACC and each of the United Steelworkers of America, AFL-CIO, CLC, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food & Commercial Workers, and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC (collectively, the “Unions”) pursuant to Sections 1113 and 1114 of the Bankruptcy Code, the Company was obligated to contribute to the VEBA Trust 11,439,900 shares of New Common Stock on the effective date of the Plan (the “Effective Date”);
     WHEREAS, prior to the Effective Date, pursuant to the terms of the Protocol for Pre-Effective Date Sales approved by an order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered on April 24, 2006, which Protocol for Pre-Effective Date Sales was amended and restated by an order of the Bankruptcy Court entered on June 5, 2006 (as amended and restated, the “Protocol”), the VEBA Trust sold to certain Persons (as defined below) portions of its interest in the shares of New Common Stock to be contributed to the VEBA Trust on the Effective Date;
     WHEREAS, in accordance with the terms of the Plan and the Protocol, on the Effective Date, the Company issued shares of New Common Stock as follows: (a) to the VEBA Trust, 8,809,900 shares and (b) to other Persons in accordance with the instructions of the VEBA Trust, an aggregate of 2,630,000 shares.
     WHEREAS, after giving effect to the Plan, the Company had substantial U.S. net operating loss carryovers (the “NOLs”), the Company’s retention and use of which will enable the Company to preserve cash, which should ultimately give it greater flexibility going forward, enabling it to undertake actions that may enhance value;

     WHEREAS, it is in the mutual best interests of the Company and the VEBA Trust, as a significant stockholder of the Company, that the Company retain and utilize such NOLs to the extent possible;
     WHEREAS, the Company’s ability to retain or make full use of the NOLs is dependent, in part, on whether the Company experiences an “ownership change” within the meaning of the relevant provisions of the Internal Revenue Code of 1986, as amended, following the Effective Date;
     WHEREAS, the VEBA Trust received a sufficient number of shares of New Common Stock pursuant to the Plan such that agreement with them to restrictions on transfer of such shares following the Effective Date would help to ensure that an “ownership change” will not occur until the NOLs are fully utilized;
     WHEREAS, the certificate of incorporation of the Company, as amended and restated in accordance with the Plan (the “Certificate of Incorporation”), contains provisions designed to ensure that an “ownership change” will not occur until the NOLs are fully utilized, and such provisions contemplate an agreement between the Company and the VEBA Trust regarding restrictions on the transfer of shares of New Common Stock by the VEBA Trust;
     WHEREAS, rapid or otherwise disorderly sales of substantial portions of the outstanding New Common Stock could adversely affect the market price for the New Common Stock, as could the ability of the VEBA Trust, as a significant stockholder of the Company, to sell shares of New Common Stock freely in large blocks; and
     WHEREAS, in order to maximize the value that the reorganized company’s stockholders (including the VEBA Trust) may ultimately receive for their shares in the public market, it is appropriate for the VEBA Trust to agree to certain restrictions on transfer.
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:
Article I. Definitions and Certain Interpretative Matters
     1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:
          (a) “Agreement”: As defined in the introductory paragraph hereof.
          (b) “Bankruptcy Code”: As defined in the Recitals.
          (c) “Bankruptcy Court”: As defined in the Recitals.
          (d) “Certificate of Incorporation”: As defined in the Recitals.
          (e) “Company”: As defined in the introductory paragraph hereof.

          (f) “Discretionary Management”: The extent to which the Independent Fiduciary is permitted to exercise authority and control over New Common Stock held by the VEBA Trust under the documents governing the VEBA Trust.
          (g) “Effective Date”: As defined in the Recitals.
          (h) “Independent Fiduciary”: As defined in the introductory paragraph hereof.
          (i) “KACC”: As defined in the Recitals.
          (j) “New Common Stock”: As defined in the introductory paragraph hereof.
          (k) “NOLs”: As defined in the Recitals.
          (l) “Person”: Any individual, corporation, general or limited partnership, limited liability company, joint venture, trust or other entity or association, including without limitation any governmental authority.
          (m) “Protocol”: As defined in the Recitals.
          (n) “Restriction Release Date”: As defined in the Certificate of Incorporation.
          (o) “Restriction Period”: The period commencing on the Effective Date and ending on the Restriction Release Date.
          (p) “Retiree Plan”: The retiree health plan known as the “VEBA for Retirees of Kaiser Aluminum.”
          (q) “Transfer”: Any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition.
          (r) “Unions”: As defined in the Recitals.
          (s) “VEBA Trust”: The trust that provides benefits for certain eligible retirees of KACC represented by the Unions (or their successors) and their surviving spouses and eligible dependents.
          (t) “VEBA Trustee”: As defined in the introductory paragraph hereof.
     1.2 Certain Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles or Sections are to Articles or Sections of this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) all uses of “herein,” “hereto,” “hereof” and words similar thereto in this Agreement refer to this Agreement in its entirety, and not solely to the Article, Section or provision in which it appears, (d) “or” is disjunctive but not necessarily exclusive, and (e) words in the singular include the plural and vice versa.

Article II. Restrictions on Transfers
     2.1 Preliminary Acknowledgment: The VEBA Trustee acknowledges and agrees to comply with Section 4 of Article IV of the Certificate of Incorporation.
     2.2 Restrictions on Transfer During Restriction Period. During the Restriction Period, unless otherwise approved in accordance with clause (A) of paragraph (a)(2) of Section 4 of Article IV of the Certificate of Incorporation, the VEBA Trustee will not effect or cause to be effected any Transfer of any shares of New Common Stock received by the VEBA Trust pursuant to the Plan unless the number of such shares to be included in such Transfer, together with the number of such shares included in all other Transfers by the VEBA Trust that have occurred (or, pursuant to Section 2.3, are deemed to have occurred) during the 12 months immediately preceding such Transfer, is not more than 15% of the total number of shares of New Common Stock received by the VEBA Trust pursuant to the Plan.
     2.3 Pre-Effective Date Transactions. Unless (a) the Company otherwise agrees or (b) it is determined in a ruling by the Internal Revenue Service that any such Transfer does not constitute a Transfer of shares of New Common Stock on or following the Effective Date for purposes of the applicable limitations of section 382 of the Internal Revenue Code, for purposes of determining whether any Transfer by the VEBA Trust is permissible under Section 2.2 or Section 2.6 the shares of New Common Stock attributable to a Transfer prior to the Effective Date of portions of its interest in the 11,439,900 shares of Common Stock that the Company was obligated to contribute to the VEBA Trust on the Effective Date will be deemed to have been received by the VEBA Trust pursuant to the Plan on the Effective Date and thereafter Transferred by the VEBA Trust at the earliest possible date or dates such Transfer would have been permitted under Section 2.2, beginning with the day immediately succeeding the Effective Date (the “Initial Deemed Sale Date”), and, in the case of a Transfer under Section 2.6, prior to such Transfer under Section 2.6. For purposes of applying the preceding sentence to Section 2.2, (x) in the event that the amounts otherwise deemed sold by the VEBA Trust on the Initial Deemed Sale Date exceed the maximum amount permitted to be sold pursuant to Section 2.2 during the first 12 months after the Effective Date, such maximum amount will be deemed to be sold on the Initial Deemed Sale Date and such excess will be deemed sold on the first anniversary of the Initial Deemed Sale Date, and (y) in the event that the amounts otherwise deemed sold on any anniversary of the Initial Deemed Sale Date exceed the maximum amount permitted to be sold pursuant to Section 2.2 on such anniversary of the Initial Deemed Sale Date, such maximum amount will be deemed to be sold on such anniversary of the Initial Deemed Sale Date and such excess will be deemed sold on the next succeeding anniversary of the Initial Deemed Sale Date.
     2.4 Legend. Each stock certificate representing any of the shares of New Common Stock received by the VEBA Trust pursuant to the Plan will bear a legend indicating the existence of this Agreement and of the restrictions on transfer imposed hereby.
     2.5 Certain Reports. Prior to the Restriction Release Date, within 10 days following each anniversary of the Effective Date, the VEBA Trustee will deliver to the Company a written notice setting forth (a) the number of shares of New Common Stock received by it pursuant to the Plan on or prior to such anniversary date; (b) for each Transfer that has occurred during the

12-month period ending on such anniversary date, (i) the number of shares of New Common Stock included in such Transfer and (ii) the date of such Transfer; and (c) the maximum number of shares of New Common Stock that the VEBA Trustee believes may be included in Transfers during the 12-month period following such anniversary date without violating this Agreement.
     2.6 Registration Rights Agreement. Simultaneously with the execution and delivery of this Agreement, the parties hereto are entering into a Registration Rights Agreement with respect to shares of New Common Stock received by (i) the VEBA Trust pursuant to the Plan and (ii) certain parties that, in accordance with the Protocol, purchased from the VEBA Trust interests entitling them to receive shares that otherwise would have been issuable to the VEBA Trust. Notwithstanding the provisions of Section 2.2:
(a)	(i)	the Transfer of shares of New Common Stock by the VEBA Trust in an underwritten offering contemplated by Section 2.1 of such Registration Rights Agreement may include up to a number of shares of New Common Stock equal to 30% of the total number of shares of New Common Stock received (or, pursuant to Section 2.3, deemed received) by the VEBA Trust pursuant to the Plan; provided that (x) such number of shares of New Common Stock is not more than (A) 45% of the total number of shares of New Common Stock received (or, pursuant to Section 2.3, deemed received) by the VEBA Trust pursuant to the Plan less (B) the number of shares included in all other Transfers previously effected (or, pursuant to Section 2.3, deemed effected) by the VEBA Trust during the 36 months immediately preceding such Transfer or the period commencing on the Effective Date and ending immediately prior to such Transfer, whichever period is shorter and (y) the shares of New Common Stock requested to be included in such underwritten offering by the VEBA Trust have a market value of not less than $60.0 million on the date such request is made; and
(ii)	in the event no underwritten offering contemplated by Section 2.1 of such Registration Rights Agreement has been effected, the Transfer of shares of New Common Stock by the VEBA Trust in an underwritten offering contemplated by Section 3.5 of such Registration Rights Agreement may include up to a number of shares of New Common Stock equal to (A) 45% of the total of shares of New Common Stock received (or, pursuant to Section 2.3, deemed received) by the VEBA Trust pursuant to the Plan less (B) the number of shares included in all other Transfers previously effected (or, pursuant to Section 2.3, deemed effected) by the VEBA Trust during the 36 months immediately preceding such Transfer or the period commencing on the Effective Date and ending immediately prior to such Transfer, whichever period is shorter; provided that (w) no underwritten offering contemplated by Section 3.5 of such Registration Right Agreement has been previously effected, (x) the demand for such underwritten offering is made by the Union VEBA between March 31, 2007 and April 1, 2008, and (y) the shares of New Common Stock requested to be included in such underwritten offering by the VEBA Trust have a market value of not less than $60.0 million on the date such request is made; and
          (b) in the event that the Transfer by the VEBA Trust of shares of New Common Stock in such an offering includes a number of such shares greater than the number of such shares that the VEBA Trust could so include under Section 2.2 absent this Section 2.6, then for purposes of determining whether any future Transfer of shares of New Common Stock by the VEBA Trust is permissible under Section 2.2, the VEBA Trust will be deemed to have effected the Transfer of such excess shares at the earliest possible date or dates the VEBA Trust would have been permitted to effect such Transfer under Section 2.2 absent this Section 2.6.
Article III. Miscellaneous
     3.1 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made by delivery in person, by overnight courier, by facsimile transmission, by electronic transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party specified in a notice given in accordance with this Section 3.1):
(a)	If to the Company:

Kaiser Aluminum Corporation 27422 Portola Parkway, Suite 350 Foothill Ranch, California 92610 Facsimile: 949-614-1930 Attention: Corporate Secretary E-mail: john.donnan@kaiseraluminum.com with a copy to:

Jones Day 2727 N. Harwood Street Dallas, Texas 75223 Facsimile: 214-969-5100 Attention: Troy B. Lewis, Esq. E-mail: tblewis@jonesday.com

(b)	If to the VEBA Trustee:

National City Bank Taft-Hartley Services 20 Stanwix Street Pittsburgh, Pennsylvania 15222 Facsimile: 412-644-6153 Attention: Gary R. Chontos E-mail: gary.chontos@allegiantgroup.com with a copy to:

National City Bank 1900 East Ninth Street, Loc.01-2174 Cleveland, OH 44114 Attn: John W. Boyd E-mail: john.boyd@nationalcity.com with a copy to:

Allegiant Asset Management Company 200 Public Square, 5th Floor Cleveland, OH 44114 Attn: Robert V. Kline E-mail: robert.kline@allegiantgroup.com with a copy to:

Bredhoff & Kaiser, P.L.L.C. 805 Fifteenth Street, N.W. Washington, D.C. 20005 Facsimile: 202-842-1888 Attention: Douglas L. Greenfield E-mail: dgreenfield@bredhoff.com

(c)	If to the Independent Fiduciary:

Independent Fiduciary Services, Inc. 805 15th Street, N.W., Suite 1120 Washington, D.C. 20005 Facsimile: 202-898-1819 Attention: Samuel W. Halpern E-mail: shalpern@independentfiduciary.com with a copy to:

Kilpatrick Stockton LLP 607 14th Street, N.W., Suite 900 Washington, D.C. 20005 Facsimile: 202-585-0024 Attention: Steven J. Sacher E-mail: ssacher@kilpatrickstockton.com
All such notices and communications will be deemed to have been delivered or given upon receipt, if delivered personally, by electronic transmission or by overnight courier; when receipt is acknowledged, if sent by facsimile transmission and three business days after being deposited in the mail, if mailed.

     3.2 Assignment. Neither of the parties to this Agreement will assign or delegate any of their respective rights or obligations under this Agreement without the prior written consent of each of the other parties hereto. The parties intend that the terms of this Agreement apply to any successor to the VEBA Trustee or the Independent Fiduciary, as applicable, and will use their reasonable best efforts to cause any such successor to agree in writing to become bound by this Agreement.
     3.3 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     3.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.
     3.5 Amendment and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both of the parties to this Agreement and assented to and acknowledged by the Independent Fiduciary, and no provision hereof may be waived unless the waiver is signed by the party against which enforcement of the waiver is sought.
     3.6 Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each such counterpart to be deemed an original and all such counterparts, taken together, to constitute one instrument.
     3.7 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will endeavor in good faith to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.
     3.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
     3.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specify performance of the terms hereof, in addition to any other remedy at law or equity.
     3.10 Further Assurances. The parties hereto will do such further acts and things necessary to ensure that the terms of this Agreement are carried out and observed.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan

John M. Donnan, Vice President, Secretary
& General Counsel

NATIONAL CITY BANK,
solely in its capacity as VEBA Trustee under the VEBA Trust and not individually

By:	/s/ Mark O. Minar

Name: Mark O. Minar
Title: Vice President

ASSENT AND ACKNOWLEDGEMENT
The undersigned, by assenting to and acknowledging this Agreement, agrees not to direct or otherwise cause the VEBA Trustee to take any action in violation of the terms of this Agreement:
INDEPENDENT FIDUCIARY SERVICES, INC.,
in its capacity as Independent Fiduciary of the Retiree Plan in respect of Discretionary Management of the New Common Stock held by the VEBA Trust.

By:	/s/ Samuel W. Halpern
Samuel W. Halpern, Executive Vice President